EXHIBIT 99.1

InfoTech USA Completes Sale of Operating Assets

Re-named IFTH Acquisition Corp., Company

Seeks to Acquire Operating Business

FAIRFIELD, NJ - (BUSINESS WIRE) – January 3, 2008 – The Board of Directors of IFTH Acquisition Corp. (the “Company”), formerly InfoTech USA, Inc. (OTCBB: IFTH), a majority-owned subsidiary of Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of rapid and accurate identification, location tracking and condition monitoring of high-value assets, announced today the Company has completed the previously announced sale of substantially all of InfoTech’s operations, including the trade name InfoTech USA, to Minneapolis-based Corporate Technologies LLC.

The transaction, structured as an asset sale, was approved by the Company’s stockholders on December 27. The Company’s stockholders also approved a corporate name change to IFTH Acquisition Corp., reflecting the Company’s intention to acquire an operating business.

Jay F. McKeage, President of IFTH Acquisition, commented, “With approximately $1.2 million in net liquid assets on the Company’s balance sheet, after transaction costs, we are aggressively looking to acquire an attractive operating business seeking to become publicly traded through reverse merger. We have already identified a number of candidates and are in preliminary discussions with them.”

About Digital Angel

Digital Angel (www.DigitalAngel.com) is a leading provider of radio frequency identification (RFID) and global positioning system (GPS) technologies that enable the rapid and accurate identification, location tracking and condition monitoring of people, animals and high-value assets.  Digital Angel’s products are utilized globally in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and RFID ear tags; and GPS search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is the owner of a majority position in VeriChip Corporation (NASDAQ: CHIP).

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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Contact:

Allison Tomek

561-805-8000

Digital Angel

atomek@adsx.com